Exhibit 99.1

Contacts

Investors	Carl Kraus	904-357-9158
Media Relations	Helen Rowan	904-357-9806

For immediate release

Rayonier Prices Private Placement of $150 Million Senior Exchangeable Notes

JACKSONVILLE, Fla., August 6, 2009 – Rayonier (NYSE:RYN) today announced pricing of the offering by its wholly owned subsidiary, Rayonier TRS Holdings Inc. (“TRS”), of $150 million aggregate principal amount of senior exchangeable notes due 2015 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will bear interest at a rate of 4.50% per year. The notes will be fully and unconditionally guaranteed by Rayonier Inc. (“Rayonier”). The sale of the notes to the initial purchasers is expected to close on August 12, 2009. The notes will be exchangeable into shares of common stock of Rayonier under certain circumstances based on an initial exchange rate of 19.9055 shares per $1,000 principal amount of notes, which is equal to an exchange price of approximately $50.24 per share. The initial exchange price represents a premium of approximately 22.5% relative to the last reported sale price of Rayonier’s common shares on the New York Stock Exchange on August 6, 2009. Upon exchange, holders of notes will receive cash up to the principal amount, and any excess exchange value will be delivered, at Rayonier’s election, in cash or Rayonier’s common shares. TRS also granted the initial purchasers a 13-day option to purchase up to an additional $22.5 million aggregate principal amount of notes.

TRS will use a portion of the net proceeds of the offering to repay a portion of the indebtedness outstanding under its credit facility, repay a portion of an installment note due December 31, 2009 and make a distribution, in one or more dividend transactions, to Rayonier. TRS also intends to use a portion of the net proceeds from the offering for the cost of the exchangeable note hedge transactions that TRS entered into with affiliates of the initial purchasers of the notes. The exchangeable note hedge transactions are intended to limit exposure to potential dilution to Rayonier shareholders from noteholders who could exchange the notes for Rayonier common shares.

Rayonier intends to apply the proceeds from the dividend distribution it will receive from TRS, together with the proceeds of the warrant sale transactions Rayonier entered into (as set forth below) and cash on hand, to repay the remaining amount of the installment note due December 31, 2009 to an unrelated third party. In connection with this transaction, Rayonier entered into separate warrant sale transactions covering 2,985,825 shares, which may be increased if the initial purchasers exercise their option to purchase additional notes, of Rayonier’s common stock with financial institutions that entered into the exchangeable note hedge transactions. The exchangeable note hedge transactions will generally reduce the potential dilution upon exchange of the notes in the event that the market value per share of Rayonier’s common stock is greater than the exchange price of the notes. However, the warrant transactions will separately have a dilutive effective on Rayonier’s earnings per share if the market value per share of Rayonier’s common stock exceeds $60.

In connection with establishing their initial hedge of the exchangeable note hedge and warrant transactions, such financial institutions or affiliates thereof expect to enter into various derivative transactions with respect to Rayonier’s common shares and/or purchase Rayonier’s common shares in secondary market transactions concurrently with, or shortly after, the pricing of the notes. In addition, these financial institutions or affiliates thereof may modify their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Rayonier’s common shares in secondary market transactions prior to maturity of the notes (and are likely to do so during any exchange reference period related to any exchange of the notes). These activities could have the effect of increasing or preventing a decline in the price of Rayonier’s common shares.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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50 N. Laura Street, Jacksonville, FL 32202	904-357-9100